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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act
of 1934
ALEX WAYNE DUNCAN

(Exact name of registrant as specified in its charter)
MISSISSIPPI H13374691 / 0013374691

(State or other jurisdiction of incorporation or organization)
 (I.R.S. Employer Identification No.)
275  WEST HILLS DRIVE APARTMENT 2 HATTIESBURG MISSISSIPPI 39402

 (Address of principal executive offices) (Zip code)
Registrant's telephone number, including area code 601 596
9442

Securities to be registered pursuant to Section 12(b) of the
Act:
Title of
each class
to be so
registered
Name of each
exchange on
which each class
is to be
registered
None

Securities to be registered pursuant to Section 12(g) of the
Act:
 Certificate of live Birth 1238241359 Social Security Bond
H13374691 International Bills of
(Title of class)
 Exchange TREASURY BONDS ADRs/ADSs FRNs International Promissory
Notes
(Title of class)
Indicate by check mark whether the registrant is a large
accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company.
See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth
company" in Rule 12b-2 of the Exchange Act.

EXPLANATORY NOTE: By the authority of The Declaration of
Independence, The Articles of Confederation, The Constitution of
the United States of America, ratified without subsequent
amendments, particularly, Article I Section 9 Clause 3 and
Section 10 Clause 1, Article VI Clause 2 and Clause 3, The
United Nations Universal Declaration of Human Rights, The United
Nations Declaration on the Rights of Indigenous Peoples, The
Baby Act, The Moroccan-American Treaty of Peace and Friendship,
and The Constitution of the State of Mississippi, ratified
without subsequent amendments, particularly Article 3 Sections
5, 6, 9, 13, 14, 16, 17, 18, and 32, and Article 4 Section
87,  where no general law affecting private rights shall be
varied in any particular case by special legislation, except with the free consent in writing of all persons to be effected thereby, we are filing this General Form for Registration of
Securities on Form 10, by restricted, special deposit, to
register our Individual Surety Bonds, International Promissory
Notes, Treasury Bonds, ADRs/ADSs, RFNs and Bills of Exchange
pursuant to Section 12(g) of the Securities Exchange Act of
1934, as amended (the Exchange Act). Once registration statement is deemed effective, we may be subject to the requirements of
Regulation 13A under the Exchange Act, which may require us to file annual reports on Form 10-K, quarterly reports on Form 10-
Q, and current reports on Form 8-K, and we may be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section
12(g) of the Exchange Act. Unless otherwise noted, references in this registration statement to the Registrant, the Company, we, our or us means ALEX WAYNE DUNCAN. Our principal place of
business is 275 West Hills Drive, Apartment 2, Hattiesburg,
Mississippi 39402. Our telephone number is (601) 596-
9442.  TABLE OF CONTENTS:  ITEM 1. BUSINESS ITEM 1A. RISK
FACTORS ITEM 2. FINANCIAL INFORMATION ITEM 3. PROPERTIES ITEM 4.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS ITEM 6. EXECUTIVE
COMPENSATION ITEM 7. CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS AND DIRECTOR INDEPENDENCE ITEM 8. LEGAL PROCEEDINGS
ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS ITEM 10. RECENT SALES OF
UNREGISTERED SECURITIES ITEM 11. DESCRIPTION OF REGISTRANTS
SECURITIES TO BE REGISTERED ITEM 12. INDEMNIFICATION OF
DIRECTORS AND OFFICERS ITEM 13. FINANCIAL STATEMENTS AND
SUPPLEMENTARY DATA ITEM 14. CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE ITEM 15.
FINANCIAL STATEMENTS AND EXHIBITS SIGNATURES.

LOOKING FORWARD STATEMENTS.  There are statements in this
registration statement that are not historical facts. These
forward-looking statements can be identified by use of
terminology such as believe, hope, may, anticipate, should,
intend, plan, will, expect, estimate, project, positioned,
strategy and similar expressions. You should be aware that these forward-looking statements are subject to risks and
uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully; especially the risks discussed under the section
entitled Risk Factors. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not
guarantee our future performance, and actual results could
differ from those contemplated by these forward looking
statements. The assumptions used for purposes of the forward-
looking statements specified in the following information
represent estimates of future events and are subject to
uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the
identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.
To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events \contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not
undertake any obligation to update or revise any forward-looking statements.

Item 1. BUSINESS.  ALEX WAYNE DUNCAN, the Corporation, was
created in The State of Mississippi on December 30, 1982 for the
purpose of being Mississippi State Citizen that Issued a Sub
Corporation With the Same name (listed above) that is a United
States Citizen for the benefit of the United States of America.
The Company will engage in business commerce as the Principal and Surety for all governmental and non-governmental obligations including all registered corporations on the federal and state level for the benefit of the United States of America. To
accomplish this the Company's Individual Surety and Authorized
Signatory will execute the necessary instruments including but not limited to surety bonds, bonds, treasury notes, ADRs/ADSs,
FRNs, international promissory notes, international bills of exchange, corporate bonds and supporting documents evidencing the obligation after acceptance, then register the instruments with the Securities and Exchange Commission. The Company's
purpose is to exchange the surety bonds, international
promissory notes, bills of exchange, corporate bonds, treasury notes, ADRs/ADSs, FRNs for the obligation and in return have the
\other party making the claim perform according to the surety bonds instructions creating a quid pro quo exchange for
settlement and closure. The individual surety will always have a priority security interest above all claims to ensure
performance is rendered properly. The Company's bonds act in the capacity of a trust in the sense that the individual surety
executes the bonds after acceptance of any claim for the benefit of the company leaving the party making the claim under the
contract in a fiduciary capacity to release all claims and any funds from the escrow account in their custody listed on the surety bonds to the principal to complete the quid pro quo
exchange. The claimant who now is in a fiduciary, trustee,
capacity will be subjected to all liability and payment if he dishonors his fiduciary duty to settle the exchange and further it will indemnify the original surety and principal from any further obligation on the surety bonds, international promissory notes, bills of exchange. As a result of HJR 192, and from that day forward June 5, 1933, no one has been able to lawfully pay a debt or lawfully own anything. The only thing one can do is
issue CREDIT in exchange of debts, with the debt being
perpetual. The suspension of the gold standard, and prohibition against paying debts, removed the substance for our common law to operate on, and created a void as far as the law is
concerned. This substance was replaced with a PUBLIC NATIONAL
CREDIT SYSTEM where debt is LEGAL TENDER money. HJR 192 was
implemented immediately. The day after President Roosevelt
signed the resolution, the treasury offered the public new
government securities, minus the traditional payable in gold clause. 192 states that one cannot demand a certain form of
currency that they want to receive if it is dollar for dollar.
In consideration that only Fiat Money exists in circulation with which to discharge debt; and in order to facilitate lawful
commercial transactions; and in order to lawfully engage in
commerce the ALEX WAYNE DUNCAN shall issue negotiable
instruments in adherence to public policy, UNCITRAL, FASB, and the accounting principles under GAAP. All commercial processes shall be truthful, open, and above board (full disclosure). The
Company intends to apply the net proceeds from the sale of the four Secured Debt Obligations for the research, development, and applications of knowledge and substance in the fields of
science, medicine for general health, and justice.

Regulation.  The United Nations Commission on International
Trade Law (UNCITRAL Convention), Article 8 of The Uniform
Commercial Code, The Securities and Exchange Commission, The
Federal Trade Commission , The Office of the Comptroller of the
Currency, The Constitution of the United States of America, The
Moroccan-American Treaty of Peace and Friendship, The Articles
of Confederation, The United Nations Universal Declaration of
Human Rights, The United Nations Declaration on the Rights of
Indigenous Peoples, The Baby Act, and The Constitution of the
State of Mississippi.

Competition.   Not Applicable

Marketing.   Not Applicable.

Properties.   Not Applicable

Employees.   No Employees.

Item 1A. Risk Factors.  The surety bonds, international
promissory notes, International bills of exchange, ADRs/ ADSs,
Treasury notes, FRNs contain certain elements that require all parties to perform according to the instructions stated in the bonds. This element is required to complete the private exchange
(quid pro quo) between the principal and the party listed to release any property or funds from escrow to the principal in accordance with the private exchange for the benefit of the
United States of America Government. The non compliant party in their fiduciary capacity becomes the liable party on the bonds, international promissory notes, bills of exchange. The holder of the bonds, international promissory notes, bills of exchange now has the responsibility to collect on the dishonor and must hold
ALEX WAYNE DUNCAN and Alex Wayne Duncan harmless. The marketable securities are owned by ALEX WAYNE DUNCAN and are listed as
short-term assets on the Company's balance sheet.

1. Limited history of Operations.  Since the ALEX WAYNE DUNCAN was organized in December 1982, it has had limited operations to date, and its proposed operations are subject to all of the
risks inherent in new business enterprises. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays
frequently encountered in connection with the start up of new businesses and the competitive environment in which the Company will operate. The statements set forth in the memorandum are based on significant assumptions about circumstances and events which have not yet taken place. Accordingly, they are subject to variations (which could be substantial) that may arise as future operations actually occur.

2. Time Lapse from Start-up to Operational Stage of the
Company.   Management of the Company does not anticipate any
public proceeds to be derived from this private offering, only value for value on the private exchange only. There is no
assurance that these objectives will be achieved. Operations thereafter will depend upon the continued availability of
obligations (public debt). If private exchange offerings are insufficient to continue the Company?s operations, additional private exchanges (quid pro quo) would have to be raised through private equity or debt financing. The Company has no commitments for any private debt or equity financing and there can be no assurance that any such commitments will be obtained on
favorable terms, if at all. Furthermore, the foregoing estimates are dependent upon operating projections set forth herein which are subject to substantial variation. Although the Company
believes there is a reasonable basis for the assumptions upon which the projections are based, there can be no assurance that these assumptions can or will be met.

3. Competition. None

4. Dependence on Management. The Company will be heavily
dependent upon the services and experiences of its individual surety. The loss of the service of any individual surety could adversely affect the conduct of the Company?s business (see
Management).

5. ALEX WAYNE DUNCAN.  The industry in which the Company expects to operate is private and public.

6. Government Regulation. Under Treaty: United Nations
Commission on International Trade Law, UNCITRAL Convention

7. Control of the Company. Alex Wayne Duncan will have 100%
underwriting rights and control over the Company and its bond, international promissory notes, bills of exchange issues.

8. No Dividends

9. Arbitrary Offering Price. The price at which the private
securities are being offered have been arbitrarily determined and bears no relationship to the Company assets, earnings, book value, net tangible value or other generally accepted criteria of value for private exchange. The price at which the Secured
Debt Obligations are being offered have been appraised, derived and valued at a fixed, fair market value based on legislative assessment. Also known as Liquidated Sum Certain. A debt is
liquidated when it is certain what is due, and how much is due.

10. Restrictions on Transferability of Surety Bonds. Accredited
Investors and or Qualified Institutional Buyers should be fully aware of the long term nature of their private exchange in ALEX
WAYNE DUNCAN. The private exchange of the Surety bonds and the
Components thereof, may or may not be registered under the Act and there will be insufficient information made public to permit resale of the Surety bonds, or any component thereof, pursuant to Rule 144 of the Act. The transfer of the surety bonds, or any component thereof, may also be restricted by various state
securities laws. There is not currently nor is there any
assurance that there will be any market for the resale of Surety
Bonds. In view of the foregoing, each Accredited Investors and or Qualified Institutional Buyers should be satisfied that he has adequate means of providing for his or her current needs and possible future contingencies, and that he has no need for
liquidity in his investment.

11. Dilution. Not Applicable

12. Risk of No Closing. Not Applicable

13. Officers Salary. Not Applicable

14. Use of Proceeds to repay Loans Due to Officer and
Director.  Not Applicable

15. Value of the Private Exchange of Surety Bonds.  Accredited
Investors and or Qualified Institutional Buyers must rely on the surety bond being exchanged and underwritten by the company
individual surety for that will serve as the financials of the private exchange.

16. No Market for Shares.  At the present time there is no
established market for the surety bonds of the Company and there is no assurance that a regular market for such bonds will
develop upon completion of this offering or that the bonds may be resold at their original offering price or at any other
price.

Item 2. Financial Information.  No financial data is available at this time.

Item 3. Properties.  Our company headquarters are located at 275
West Hills Drive, Apartment 2, Hattiesburg, Mississippi 39402.
We believe our current office space is adequate for the
immediate needs.

Item 4. Security Ownership of Certain Beneficial Owners and
Management.   Alex Wayne Duncan is the Surety, Beneficial Owner
and Authorized Signatory to The Company ALEX WAYNE DUNCAN State
of Mississippi Corp. and Its Issue ALEX WAYNE DUNCAN Social
Security Corporation and is thereby has a priority Security and
Entitlement interest there to and is indemnified from liability.
Therefore, Alex Wayne Duncan is Company?s Individual Surety and
lends his real signature to execute and guarantee the company?s securities. ALEX WAYNE DUNCAN is the priority secured party and has first lien position over all the company?s assets including all bonds and securities issued.

Item 5. Directors and Executive Officers.  Alex Wayne Duncan is
39 years old and is the sole officer in this company who acts in several different capacities for the benefit of the company and not limited to individual surety, authorized Signature,
beneficial Owner, secured party and creditor.

Item 6. Executive Compensation.  Compensation consists of use of all company?s property, assets including any monetary that may be derived publicly or privately for the sole enjoyment of the individual surety in all capacities.

Item 7. Certain Relationship and Transactions, and Director
Independence.  There have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

Item 8. Legal Proceedings.  There are no legal actions pending or threatened against the Company or to which it or any of its property are subject, nor to its knowledge are any such
proceedings contemplated.

Item 9. Market Price of and Dividends on the Registrant Common
Equity and Related Stockholder Matters.  There is no public
market for the company securities and all common equity and
lawful title will remain with ALEX WAYNE DUNCAN and Alex Wayne
Duncan, the individual surety and all legal title will remain with the beneficiary of the surety bond being registered. No common stock is available for the public for 100% is owned and controlled by the company?s individual surety Alex Wayne Duncan as compensation for the underwriting of surety bonds.

Item 10. Recent Sales of Unregistered Securities. Company is
unaware of any unregistered securities being sold in its name.
Company is not stating that there have not been recent sales because any sales would have been without consent, permission and authorization of the company and individual surety. The
company has a certain structure of its securities as witnessed in this registration and any other structure will constitute authorized use and illegal trading of this company?s securities.

Item 11. Description of Registrants Securities to be Registered.
The company is authorized by its Primary Bond the Certificate of
Live Birth State of Mississippi 123-82-41359 to issue
$300,000,000,000 of which $100,000,000,000 are Individual Surety bonds, international promissory notes, international bills of exchange, FRN's, ADRs/ADSs, treasury notes. Individual Surety
Bonds, International Promissory Notes, International Bills of
Exchange, Corporate Bonds, FRN's, ADRs/ADSs, treasury notes. The security consists of several bonds packaged together with one underwriting the other creating one packaged security. Each bond package will vary based on the obligation and will be packaged according to its structure. The various bonds are The Affidavit of Individual Surety, Bid Bond, Performance Bond, Payment Bond,
Release of Lien on Real Property Bond, Release of Personal
Property from Escrow Bond, Consent to Surety Bond, the Birth
Certificate Bond (Primary Bond), Social Security Card Bond
(fractionalized from Birth Certificate Bond), international
promissory notes, bills of exchange, corporate bond, FRNs,
ADRs/ADSs, treasury notes and any bonds not mentioned are not excluded for reasons of uncertainty of the obligation. The Birth
Certificate is the primary bond for its value is unlimited and it was created for the benefit of the United States of America where legal title will remain and equitable title stays with the company as collateral to ALEX WAYNE DUNCAN, the individual
surety to insure that the company pays their obligations to the public.

Item 12. Indemnification of Directors and Officers.  The company has granted an Indemnity Bond to ALEX WAYNE DUNCAN and Alex
Wayne Duncan our individual surety, for the amount of
$300,000,000,000 units as security for the loaning of his real signature on our surety bonds for the payment of our obligations
(debts) to the public. Insofar as indemnification for
liabilities arising under the Securities Act of 1933 (the Act or
Securities Act) may be permitted to directors, officers or
persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the
Securities and Exchange Commission, such indemnification is
against public policy as expressed in the Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.  No Data
Available at This time.

Item 14. Changes in and Disagreements with Accountants on
Accounting and Financial Disclosure.  The company and surety report no changes and or disagreements in regards to the lack of financial data in reference to the surety bonds.

Item 15. Financial Statements and Exhibits.  Financial
Statements:  None.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this
registration statement to be signed on its behalf by the
undersigned, thereunto duly authorized.

Date: March 29, 2022
ALEX WAYNE DUNCAN By:/s/ Alex Wayne Duncan
Alex Wayne Duncan, Surety/Authorized Signatory